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                                                                    EXHIBIT 11.1


         STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE
                     (in thousands except per share amounts)

YEAR ENDED DECEMBER 31, 1999

                                                                       Weighted Average              Income/(Loss)
                                                  Income/(Loss)       Shares Outstanding               per Share
                                                  -------------       ------------------               ---------
INCOME (LOSS) PER SHARE - BASIC AND DILUTED:
(Loss) from continuing operations                 $   (13,025)     /         11,244           =      $    (1.16)
Income from discontinued operations                        59      /         11,244           =             0.01
Gain from sale of discontinued operations               1,014      /         11,244           =             0.09
                                                  -----------                                        -----------
Net (Loss)                                        $   (11,952)     /         11,244           =      $    (1.06)
                                                  ===========                                        ===========